THUNDER MOUNTAIN GOLD INC.

11770 W. President Drive, Ste. F

Boise, Idaho 83713

MFD Investment Holdings SA

c/o Badertscher Rechtsanwälte AG,

Grafenauweg 6, 6302 Zug, Switzerland

Attention: Mr. Antonio Maragakis

OPTION AGREEMENT

Re: Option to earn an undivided 10% interest in THMG's South Mountain Mine

Dear Mr. Maragakis:

Further to our recent negotiations regarding the above referenced matter, this Letter will serve to outline the terms of the agreement between THMG Mountain Gold Inc. ("THMG") and MFD Investment Holdings SA. ("MFD").

WHEREAS:

A. THMG's wholly owned U.S. subsidiary, Thunder Mountain Resources Inc. ("TMR"), and / or South Mountain Mines Inc. ("SMM") (collectively TMR and SMM are referred to as "THMG U.S.") has title to the South Mountain Mine (as described herein) in respect of a mineral exploration project known as the "South Mountain Project" or the ("Project") located in Owyhee County, Idaho, USA, as more particularly described in Schedule A attached to this Agreement.

B. THMG grants an option to purchase an interest in its South Mountain Project to MFD pursuant to which MFD shall have the right, but not the obligation, to complete certain requirements in return for the acquisition of a 10% interest in the Project.

C. This Agreement sets out the terms and conditions applicable to the Option (as defined below).

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT, in consideration of the premises and the mutual covenants herein contained, the Parties agree as follows:

1. INTERPRETATION

The following terms shall be defined as follows for the purposes of this Agreement:

a) "Affiliate" means, in relation to a Party or corporation, any corporation, all of the voting securities and any other ownership interests of which, are owned directly or indirectly by (i) such Party (ii) or any one or more corporations specified in this definition.

b) "Agreement" means this option agreement and the schedules attached hereto, as the same may be amended or replaced from time to time.

c) "Authority" means any local, municipal, regional, provincial, territorial, national or supranational government or agency, authority, department, inspectorate, ministry or minister, official court or tribunal or regulatory body which has jurisdiction over matters affecting the Prospecting License Area or the Project or any of the Parties.

d) "Authorizations" any consent, authorization, registration, filing, lodgement, notification, agreement, certificate, commission, lease, license, permit, approval or exemption from, by or with any Authority as regards the Project.

e) "Business Day" has the meaning given to it in Section 20.

f) "Confidential Information" means, as regards a Party, all information in whatever form (including, without limitation, in written, oral, visual or electronic form, or on tape or disk) relating to that Party's business, operations, affairs or financial condition and/or the same in respect of the Project.

g) "Earned Interest" means the 10% legal and beneficial interest in the Project as set out in section 7.

h) "Effective Date" has the meaning set out in section 3(a).

i) "Encumbrance" means any interest or equity of any person (including, without limitation, any royalty, stream or other similar right or interest, or right to acquire, option or right of pre-emption) or any mortgage, charge (fixed or floating), pledge, lien, assignment, hypothecation, security interest of any kind, howsoever created or arising, title retention or any other security agreement or arrangement, including any contingent liability under any guarantee or indemnity.

j) "Expenditures" means all costs including all reasonable payments, expenses, obligations and liabilities of whatsoever kind or nature made or incurred, directly by MFD which relate directly to the evaluation and development of the Project or any portion thereof, but including, without limiting the generality of the foregoing, monies expended to complete a mineral resource estimate, Preliminary Economic Assessment or other technical studies and advisory services. Expenditures shall include all necessary costs, such as, travel and third-party consultant fees to the extent that THMG has not re-imbursed MFD.

k) "Hazardous Substances" has the meaning given to it in section 4(m).

l) "Land and Holding Costs" means an amount that becomes due and payable for (i) annual ground rent (section 23) and (ii) the annual mineral right fee (section 24), in each case, at the prescribed rates and in respect of an annual period commencing after execution of the Agreement and before the exercise of the Option hereunder.

m) "Laws" means all federal, state, provincial, regional, territorial, municipal or local statutes, regulations and bylaws applicable to the Parties hereto or to the Project or to any activities thereon, including all orders, notices, rules, decisions, codes, guidelines, policies, directions, permits, approvals, licenses and similar authorizations issued, rendered or imposed by any level of government including any ministry, department or administrative or regulatory agency or authority.

n) "Manager" means the Party responsible for the day-to-day management of the Project and execution of the Project in accordance with the responsibilities of the Manager provided for in this Agreement and as determined by the Management Committee.

o) "Non-Disclosing Party" has the meaning given to it in section 15.

p) "Notice" has the meaning given to it in section 17.

q) "NSR" means a net smelter return royalty as set out in Schedule "B".

r) "Option" has the meaning given to it in section 6.

s) "Party" means THMG. THMG U.S. or MFD, and "Parties" means, collectively, THMG, THMG U.S. and MFD.

t) "Preliminary Authorizations" has the meaning given to it in section 3(a).

u) "Preliminary Economic Assessment or PEA" means the analysis completed to evaluate the potential economic viability of the Project completed in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects.

v) "Project" means the South Mountain, South Mountain Mine as described in Schedule "A" to this Agreement, and as modified and amended from time to time in accordance with this Agreement and, includes all exploration, prospecting and mining rights attached to such lands.

w) "Relevant Affiliate" means any Affiliate of a Party which holds or will hold interests, rights, obligations or titles on behalf of a Party as regards to the Project.

x) "Representatives" mean a Party's, or any of such Party's Affiliates', directors, officers, employees, consultants, agents or professional advisers.

y) "Termination Event" has the meaning given to it in section 11.

z) "Termination Notice" has the meaning given to it in section 11.

aa) "Third Party" means any person who is not a Party to this Agreement, or an Affiliate controlled by such Party.

bb) "Transfer" means sell, grant, assign, encumber, pledge or otherwise commit or dispose of.

cc) "TSXV" means the TSX Venture Exchange and includes any replacement or successor stock exchange.

dd) "Work Costs" means all costs including all reasonable payments, expenses, obligations and liabilities of whatsoever kind or nature made or incurred, directly by the Manager which relate directly to the exploration, evaluation, development and operation of the Project or any portion thereof, but including, without limiting the generality of the foregoing, monies expended:

a. to determine the existence, location, extent or quality of a mineral resource within the Project;

b. to carry out any survey or do any geophysical, geochemical or geological work or drilling, assaying, testing or bulk sampling within the Project;

c. to pay for all proper taxes, fees, charges, rentals paid to governmental authorities related to the Project; and

d. to pay the fees, wages, salaries, travelling expenses and fringe benefits of persons engaged in work in respect of or for the benefit of the Project or any portion thereof and in paying for the food, lodging and other reasonable needs of such persons.

Any reference in this Agreement to gender shall include all genders and words importing the singular number only shall include the plural and vice versa.

2. THE PROJECT

This Agreement, including the Option (as defined below) granted hereunder, shall apply to the mineral rights of the Project, set out in Schedule A hereto, and shall include any renewals, extensions, replacements  or substitutions thereof and any other form of successor or substitute title thereto or tenure derived therefrom and any rights, licenses, claims, leases or other form of mineral tenure which may replace the same, and any and all surface, water, access and other non-mineral rights of and to any land within the boundaries of such mineral rights or claims including surface rights held in fee or under lease, license, easement, right of way or other rights of any kind and all renewals, extensions and amendments thereof or substitutions therefor.

3. PRELIMINARY MATTERS

a) This section 3, and sections 4, 5, 9 to 26, inclusive, of this Agreement come into effect immediately. Subject thereto, the remainder of the Agreement and the schedule for making any payments pursuant to section 7 come into effect subject to the following conditions:  all Authorizations have been received; approval of this Agreement by the TSXV;  approval of this Agreement by the board of THMG and MFD respectively, as evidenced by a signed written consent resolutions approving this Agreement; (collectively, the "Preliminary Authorizations") and that such approvals are obtained on conditions acceptable to all Parties or otherwise waived by the Parties in writing. The date upon which all Preliminary Authorizations have been obtained and Parties confirmed in writing that any conditions thereof are acceptable in accordance with section 3 shall hereinafter be referred to as the "Effective Date".

b) Each Party shall use its best endeavours and do all things and sign all documents required to ensure that the Preliminary Authorizations are obtained, and shall bear its own expenses.

c) Either Party shall give notice to the other Party that the conditions of a Preliminary Authorization (if any) are acceptable, or unacceptable, to it within ten (10) Business Days after receiving a notice of the grant of the Preliminary Authorizations.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF MFD

MFD represents, warrants and covenants to THMG that:

a) MFD is a corporation incorporated pursuant to the laws of Switzerland;

b) MFD has the full power and capacity to enter into this Agreement and to carry out all the terms hereof;

c) MFD has the full power, capacity and authority to own its rights and interests in the Project, to subsequently acquire and hold an equity interest in, and in each case, to enter into or otherwise agree to be bound by and to carry out all the terms of this Agreement;

d) MFD shall engage a qualified consultant with the full power and capacity to prepare 43-101 compliant reports and disclosures for the Project. The engagement of such consultant shall be subject to pre-approval by THMG.

5. REPRESENTATIONS AND WARRANTIES BY THMG

THMG represents and warrants to MFD that:

a) THMG is organized under the laws of the state of Nevada, USA and is listed on the TSXV, with the symbol "THM", and on the OTCQB with the symbol "THMG";

b) THMG has the full power and capacity to enter into this Agreement and to carry out all the terms hereof, subject to the Underlying Royalty Agreement attached in Schedule B.

c) THMG U.S. has full power and capacity to acquire and to hold its interest in the Project;

d) THMG U.S. has not directly or indirectly caused, permitted or allowed any contaminants, pollutants, wastes or toxic substances (collectively "Hazardous Substances") to be released, discharged, placed, escaped, leached or disposed of on, into, under or through the lands (including watercourses, improvements thereon and contents thereof) comprising the Project or the Prospecting License Area or nearby areas and, so far as THMG is aware, no Hazardous Substances or underground storage tanks are contained, harbored or otherwise present in or upon such lands (including watercourses, improvements thereon and contents thereof) or nearby areas;

e) There are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, pending or threatened, which directly or indirectly relate to or affect the Project (including the ownership and existing or past uses thereof and the compliance with Laws of the lands comprising the Project nor is THMG aware of any facts which would lead THMG or THMG U.S. to suspect that the same might be initiated or threatened.

6. GRANT OF OPTION TO EARN INTEREST

THMG hereby gives and grants to MFD the exclusive and irrevocable option (the "Option") to acquire, directly or indirectly through an Affiliate, free of all Encumbrances:

a) an undivided 10% interest in the Project (the "Earned Interest"), by MFD incurring a total of US$1,000,000 in Expenditures before October 31st 2025; and

b) a 0.5% Net Smelter Royalty (NSR) resulting from the sale of any rock, gravel or sand from the lands that comprise the Project.

7. EXERCISE OF OPTION AND JOINT VENTURE

a) Upon the conditions in section 7 being fulfilled, the Option shall be and shall be deemed to have been fully and properly exercised and without further action by the Parties, MFD shall have earned and shall be irrevocable entitled to the Earned Interest such that MFD will be the owner of an undivided beneficial interest in the Project equal to a 10% participating interest in the Project, free and clear of any Encumbrances, and immediately following such exercise of the Option THMG shall make or cause to be taken all actions and do or cause to be done all things  necessary to do so.

b) In the event that MFD earns the Earned Interest and the Project has not been sold or joint ventured to a third party within 7 business days of MFD having earned the Earned Interest, a joint venture shall be formed and a formal joint venture agreement (the "Joint Venture Agreement") will be prepared and executed which shall include the following terms:

The respective interest of each party at the time of the formation of the Joint Venture shall be:

 THMG U.S.: 90%, and

 MFD:  10%.

and the deemed expenditures of the parties shall be as follows:

THMG U.S.: $9,000,000
MFD: $1,000,000.

c) The Joint Venture Agreement shall include the following terms:

(i) At the time of formation of the Joint Venture, THMG shall be the Operator of the Joint Venture and all decisions regarding further exploration and development of the Project will be determined by a Management Committee, to include one director or officer from each of THMG or THMG US (as THMG decides in its sole discretion) and MFD who will vote in accordance with their respective interest;

(ii) exploration and development budgets will be determined and signed off by the Management Committee, at which time both parties then have one hundred and twenty (120) days to provide funds toward the Project or be diluted;

(iii) if one Party declines or fails to provide all or part of its required funding (based upon its then proportionate legal and beneficial interest), the other Party can increase its funding to the amount budgeted;

(iv) THMG shall continue to be the Operator of the Joint Venture so long as it maintains at least a 50% Participating  Interest;

(v) standard dilution will apply to the Joint Venture as follows:

Participating Contribution to Total Costs by a Party
Interest of a    = (including deemed expenditures)
Party Contribution to Total Costs by all Parties (including deemed expenditures).

(vi) upon formation of the Joint Venture any Net Smelter Royalty payments made in accordance with the Underlying Royalties shall be made to the Parties pro rata to their respective Participating Interests at the time the payment is made;

(vii) In the event that the Operator determines not to propose a project program or fails to do so within 6 months of completion of the previous project program, the non-operator can propose and operate a project program;

(viii) in the event that MFD elects not to participate or fails to fund its share of cash calls, the other party shall have the option to purchase MFD's interest for $1,000,000; and

(ix) MFD agrees to contribute up to $500,000 to maintain its initial 10% Participating Interest for the first $5,000,000 contributed by THMG U.S. to the Joint Venture by MFD engaging qualified consultants with the full power and capacity to conduct services as required. The engagement of such consultant shall be subject to pre-approval and mutual agreement of the Management Committee.

d) The Manager shall maintain proper books and records to reflect all Work Costs and Land Holding Costs incurred by the Operator and same shall be available for inspection by the non-Operator, its servants and agents, during normal business hours from time to time. The Operator shall provide copies of such books and records and any related supporting documents, at the request of non-Operator.

e) THMG and THMG U.S. are entitled to sell, option, or joint-venture the Project with a third party at the discretion of THMG. If such sale, option or joint-venture occurs once MFD has acquired its Earned Interest, MFD shall be automatically entitled to receive 10% of any cash or shares resulting from the third-party transaction. Additionally, in such events, MFD shall have the right to elect to participate in the transaction (the "Tag-Along Right") on the same terms and conditions as THMG U.S., allowing MFD to sell or transfer up to its entire interest in the Project or participate in the joint venture on a pro-rata basis. THMG and THMG U.S. shall provide MFD with written notice of any proposed transaction, including the material terms and conditions thereof. MFD shall have thirty (30) days from the date of receipt of such notice to elect to exercise its Tag-Along  Right by providing written notice to THMG. If MFD chooses to exercise this right, it will participate in the transaction on the same terms as THMG or THMG U.S., in addition to its entitlement under the exercised Option.

f) If MFD has not completed all the Expenditures to acquire its Earned Interest when it receives notice of the proposed transaction, it may:

(i) pay to THMG in cash the difference between $1,000,000 and the Expenditures within 25 days of the notice to acquire the Earned Interest and the Tag-Along Right, or

(ii) Subject to agreement between Parties, transfer the services corresponding to the difference of the unspent portion of the $1,000,000 to a new owner.

For the purposes of the agreement with the third-party, THMG and MFD shall be deemed to be one party. THMG and MFD agree that THMG shall act as MFD's agent in respect of the agreement with the third-party, including the receipt of any Notices thereunder, save and except with respect to the receipt of any payments or share issuances thereunder.

8. BONUS SHARES

Subject to approval of the TSXV, THMG shall issue to MFD common shares of THMG based on results as follows:

a) 1,000,000 common shares upon THMG reaching a $50,000,000 market cap for at least 30  consecutive trading days; and another

b) 2,000,000 common shares upon THMG reaching a $100,000,000 market cap for at least 30 consecutive trading days; and another

c) 3,000,000 shares upon THMG reaching a $200,000,000 market cap for at least 30 consecutive trading days.

9. TRANSFER OF INTEREST BY MFD

a) MFD shall not:

(i) create, incur, assume or suffer to exist, or permit any of its Affiliates to create, incur, assume or suffer to exist, any Encumbrance on any of its respective interest in the Project or the assets of the Project; and

(ii) sell, assign, Transfer or otherwise dispose of its interest in the Project or the assets of the Project except as specifically contemplated in this Agreement, without the prior written consent of THMG, such consent not to be unreasonably withheld.

b) MFD may at any time, either before or after the exercise of the Option, elect to abandon the Project by giving notice to THMG of such intention.

10. TERMINATION EVENTS

a) Either Party shall have the right to terminate this Agreement at any time by serving notice in writing to the other Party (a "Termination Notice") on the occurrence of any one of the following events (each, a "Termination Event"):

(i) in the event that MFD fails to pay, fund or invest the total amount required to exercise the Option and acquire the Earned Equity Interest on or before October 31st, 2025; or

(ii) if a Party retains zero interest in the Project howsoever held.

b) In the event the Project is uneconomic, with an Internal Rate of Return of less than 10%, THMG may buyout MFD interest for 150% (clawback) with 30-day notice.

c) Unless otherwise stated therein, the date of termination shall be the date of the Termination Notice.

d) Notwithstanding the termination of this Agreement:

(i) each Party shall remain responsible for any obligations or liabilities owed at or arising out of circumstances and transactions occurring prior to the date of termination until satisfied pursuant to the terms of this Agreement as though this Agreement had not been terminated; and

(ii) the provisions contained in sections 1 and 10 to 26 shall survive termination.

11. ARBITRATION

All disputes which arise between the Parties hereto in connection with this Agreement which, in the opinion of either party, cannot be resolved informally between them, shall be settled by arbitration pursuant to the provisions of the laws of the state of Idaho, or its successor legislation, except as otherwise provided in this section.  Any Party desiring arbitration shall make a written demand for the same and within thirty (30) days after such written demand is received by the other party, the Parties hereto shall agree upon and appoint a single arbitrator. In the event the Parties shall fail to agree upon and appoint a single arbitrator within the time period set forth herein, each Party shall within seven (7) days thereafter designate an arbitrator and both arbitrators shall within thirty (30) days after their designation, jointly designate a third arbitrator satisfactory to them who shall be chairman of the arbitration panel.  If a Party fails to appoint an arbitrator or the arbitrators designated by the Parties are unable to agree upon the selection of the third arbitrator within the time periods set forth above, such arbitrator shall be appointed by the Fourth District Court in Idaho, or another mutually agreed arbitration institution, in accordance with its rules for the appointment of arbitrators. The expenses of the arbitrators shall be paid as the arbitrators shall decide in the award.  The decision of the arbitrators shall be final and binding on the Parties hereto and judgment upon any award rendered may be entered in any court of competent jurisdiction.

12. CONFIDENTIALITY AND ANNOUNCEMENTS

a) The Parties shall and shall procure that their respective Affiliates shall:

(i) treat the terms, the subject matter of and the negotiations relating to, this Agreement and all other Confidential Information that they receive (whether before, on or after the date of this Agreement) in respect of each other and the Project as confidential at all times;

(ii) not disclose any Confidential Information to any professional adviser, Affiliate or to any Third Party, except as expressly permitted in this Agreement; and

(iii) only use Confidential Information provided to it for purposes of exercising or performing its rights and obligations under this Agreement.

b) Notwithstanding any other provision of this Agreement, the Parties shall not be obliged to keep confidential or to restrict its use of any information that:

(i) is or becomes generally available to the public (other than as a result of its disclosure in breach of this Agreement); or

(ii) was, is, or becomes available to the receiving Party on a non-confidential basis from a Third Party who, to the receiving Party's knowledge, is not bound by a confidentiality agreement with the disclosing Party or otherwise prohibited from disclosing the information to the receiving Party and where such Third Party has not received the information as a direct or indirect result of a breach of any obligation of confidentiality.

c) Either Party may disclose Confidential Information:

(i) to those of its employees, officers, consultants, representatives or professional advisers (or to those of any of its Affiliates) who need to know such information to enable them to advise on or exercise its rights or perform its obligations under this Agreement, or the Transactions contemplated hereunder provided that the Party making the disclosure:

(A) informs the recipient of the confidential nature of such information before disclosure and procures that each recipient shall, in relation to any such information disclosed, comply with the obligations set out in this clause as if they were that Party; and

(B) shall, at all times, be liable for the failure of its recipients to comply with the obligations of confidentiality set out in this clause; or

(ii) with the prior written consent of the Party to which the Confidential Information relates; or

(iii) to the extent that the disclosure is required:

(A) by the laws of any jurisdiction to which that Party is subject;

(B) by the rules and regulations of any securities exchange on which that Party (or an Affiliate of that Party) is quoted;

(C) by an order of any court of competent jurisdiction, or any Authority of competent jurisdiction; or

(D) to make any filing with, or obtain any authorisation from, any Authority or securities exchange of competent jurisdiction; or

(E) to the extent required to enable a Party to enforce the provisions of this Agreement or for the purposes of defending any judicial proceedings brought against that Party.

d) Where any disclosure of Confidential Information is required pursuant to Section 12(c)(iii), the Party making the disclosure shall:

(i) to the extent legally permissible to do so:

(A) give the other Party (the "Non-Disclosing Party") prior written notice of such disclosure, which shall include the full circumstances of the disclosure and the information that will be disclosed;

(B) take all such steps as are reasonable and practicable in the circumstances to agree the timing and contents of such disclosure with the Non-Disclosing Party before making the disclosure;

(C) to the extent reasonable and practicable in the circumstances, consult with the Non-Disclosing Party as to possible steps to avoid or limit disclosure and take those steps where they would not result in significant adverse consequences to the disclosing Party;

(D) ensure that only the minimum Confidential Information required to comply with the applicable law, order or requirement is disclosed; and

(E) to the extent reasonable and practicable in the circumstances, gain assurances as to confidentiality from the body to whom the information is to be disclosed.

So far as legally permissible to do so from the date of this Agreement and for so long as it remains in force between the Parties, the Parties shall not make or permit any person to make any public announcement, communication or circular in respect of the Agreement or the Project without receiving the prior approval of the other, which shall not be unreasonably withheld or delayed. The Parties shall agree the form of announcement so as to allow for its release immediately following the execution of this Agreement.

13. FORCE MAJEURE

Notwithstanding any term in this Agreement, if a Party hereto is at any time delayed in carrying out any action under this Agreement or its performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of God; epidemics, pandemics (including without limitation, COVID-19); laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private licence, permit or other authorization, curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, provincial, or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strike, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services, or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labour, transportation, materials, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause where similar or dissimilar to the foregoing, then the obligations of such Party shall be suspended to the extent and for the period of any such delay, and the period of any such delay will be excluded in computing, and will extend, the time within which such Party may exercise its rights and/or perform its obligations under this Agreement. The affected Party shall promptly give notice to the other Party of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof.  The affected Party shall resume performance as soon as reasonably possible.

14. NOTICES

Any notice, commitment, election, consent or any communication required or permitted to be given hereunder by either Party hereto to the other party, in any capacity (hereinafter called a "Notice") shall be in writing and shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail return receipt requested, telefaxed, emailed or delivered, to the address of such other Party hereinafter set forth:

If to THMG:

Thunder Mountain Gold Inc.

11770 W. President Drive, Ste. F

Boise, ID  83713

Attention:  Eric T. Jones

Email: eric@thundermountaingold.com

If to MFD:

MFD Investment Holdings SA

c/o Badertscher Rechtsanwälte AG,

Grafenauweg 6, 6302 Zug, Switzerland

Attention:  Antonios Maragakis

Email: amaragakis@mfdih.com

or to such substitute address as such Party may from time to time direct in writing, and any such Notice shall be deemed to have been received, if mailed, on the date noted on the return receipt, if telefaxed or emailed, on the first Business Day after the date of transmission, and if delivered, upon the day of delivery.

15. FURTHER ASSURANCES

Each Party hereto shall promptly do and provide all acts and things and shall promptly execute and deliver such deeds, bills of sale, assignments, endorsements and instruments and evidences of transfer and other documents and shall give such further assurances as shall be necessary or appropriate in connection with the performance of this Agreement.

16. AMENDMENTS

No alteration, amendment, modification or interpretation of any provision of this Agreement shall be binding unless in writing and executed by each of the Parties hereto.

17. BUSINESS DAYS

In the event that any date on or by which any payment is required to be made or any action is required to be taken hereunder by any of the Parties hereto is not a "Business Day", being a day other than a Saturday, Sunday or a day on which banks in Boise, Idaho are generally authorized or obligated by law to close, such payment shall be required to be made or such action shall be required to be taken on the next succeeding day which is a Business Day.

18. SCHEDULES

All Schedules attached to this Agreement are deemed to form part of this Agreement.

19. COUNTERPARTS AND HEADINGS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument and may be delivered by facsimile or by any other electronic means or formats, including in PDF by email or by DocuSign. Section headings and subheadings are inserted for convenience only and are not to be taken into account in interpreting this Agreement.

20. CURRENCY

Unless otherwise indicated, all dollar amounts ("$") referred to in this Agreement are in lawful money of United States of America.

21. GOVERNING LAW

This Agreement shall be governed by and interpreted and construed in accordance with the laws of the state of Idaho.

22. TIME OF ESSENCE

Time shall be of the essence of this Agreement.

23. ENUREMENT

This Agreement shall enure to and be binding upon the Parties hereto and their respective successors and assigns.

24. ENTIRE AGREEMENT

This Agreement contains the entire understanding between the Parties hereto dealing with the subject matter hereof and supersedes all negotiations, correspondence, letters of intent, letters of agreement, and prior agreements or understandings relating thereto.

25. RELATIONSHIP OP PARTIES

Nothing contained herein, nor the holding of any interest acquired hereunder, shall be deemed to constitute THMG, or MFD to be the partner, agent or legal representative of the other or to create any fiduciary relationship between them for any purpose whatsoever.

26. SEVERABILITY/LEGALITY

If one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of the remaining terms or provisions hereof shall not be affected or impaired by reason thereof.

Agreement with the terms recited herein is hereby acknowledged this 14th day of January, 2025

MFD INVESTMENT HOLDINGS SA

Per:

__________________________________

Antonios Maragakis

Director

THUNDER MOUNTAIN GOLD INC.

Per:

____________________________________________________________________

Eric T. Jones - President and Chief Executive

Thunder Mountain Gold Inc.

Schedule A

Thunder Mountain Gold Inc.

SOUTH MOUNTAIN MINES PROPERTY DESCRIPTION AND LOCATION

The South Mountain property is located in southwestern Idaho in Owyhee County, approximately 70 air miles SW of Boise, Idaho and approximately 24 miles SE of Jordan Valley, Oregon.  The Property is situated wholly within Idaho approximately six miles east of the Idaho-Oregon border (Latitude 42○ 44' 41.65" N, Longitude 116○ 55' 13.48" W).

The Property consists of:

  18 patented mining claims encompassing approximately 346 acres (TABLE 1),
  1 Fee Simple / Private land parcel of approximately 36 acres (not listed below), contiguous with the Boulder #2 patented claim,
  21 unpatented mining claims covering approximately 290 acres owned by THMG (Table 2), and
  489 acres of leased private land at the Mine (Table 3), and
    1,000 + acres in discussion with Lequerica Brothers, same terms as others, and
  360 acres of private land (millsite), with easement from the County Road, located 1 mile past the Williams Creek Road, just north off of the County Road; and

The patented and unpatented claims are wholly owned by THMG through SMMI Lease/Purchase of the real property through subsidiary OGT LLC (settlement from previous partner in OGT LLC).  All surface rights are included with the patented and leased private land.  The unpatented claims require annual holding fees to be paid to the Bureau of Land Management (BLM), plus filings with Owhyee County.  Any surface disturbance on land managed by the BLM will require approval through the BLM's regulations.

TABLE 1.  Patented Claims Included in the South Mountain Project.

Name of Claim	BLM Mineral Survey	Patent No.	Survey Date	Ownership
Illinois	1446	32995	September 17, 1900	Thunder Mountain Gold
Michigan	1446	32995	September 17, 1900	Thunder Mountain Gold
New York	1446	32995	September 17, 1900	Thunder Mountain Gold
Tennessee	1446	32995	September 17, 1900	Thunder Mountain Gold
Oregon	1446	32995	September 17, 1900	Thunder Mountain Gold
Massachusetts	1446	32995	September 17, 1900	Thunder Mountain Gold
Washington	1446	32995	September 17, 1900	Thunder Mountain Gold
Maine	1446	32995	September 17, 1900	Thunder Mountain Gold
Idaho	1446	32995	September 17, 1900	Thunder Mountain Gold
Vermont	1446	32995	September 17, 1900	Thunder Mountain Gold
Texas	1447	32996	September 17, 1900	Thunder Mountain Gold
Florida	1447	32996	September 17, 1900	Thunder Mountain Gold
Alabama	1447	32996	September 17, 1900	Thunder Mountain Gold
Virginia	1447	32996	September 17, 1900	Thunder Mountain Gold
Mississippi	1447	32996	September 17, 1900	Thunder Mountain Gold
Queen	3400	1237144	October 27, 1964	Thunder Mountain Gold
Kentucky	3400	1237144	October 27, 1964	Thunder Mountain Gold
Boulder #2	3502	1191531	February 2, 1993	Thunder Mountain Gold

Table 2.      Unpatented Claims Included in the South Mountain Project.

Claim Name	Owyhee County Instrument No.	BLM: IMC Serial No.	Ownership
SM-1	262582	192661	Thunder Mountain Gold
SM-2	262578	192662	Thunder Mountain Gold
SM-3	262581	192666	Thunder Mountain Gold
SM-4	262579	192665	Thunder Mountain Gold
SM-5	262580	192669	Thunder Mountain Gold
SM-6	262577	192664	Thunder Mountain Gold
SM-7	262576	192663	Thunder Mountain Gold

SM-8	262575	192670	Thunder Mountain Gold
SM-9	262574	192671	Thunder Mountain Gold
SM-10	262573	192668	Thunder Mountain Gold
SM-11	262572	192672	Thunder Mountain Gold
SM-12	262571	192667	Thunder Mountain Gold
SM-13	262570	192673	Thunder Mountain Gold
SM-14	262569	192674	Thunder Mountain Gold
SM-15	266241	196559	Thunder Mountain Gold
SM-16	266242	196560	Thunder Mountain Gold
SM-17	266243	196561	Thunder Mountain Gold
SM-18	266244	196562	Thunder Mountain Gold
SM-19	266245	196563	Thunder Mountain Gold
SM-20	266246	196564	Thunder Mountain Gold
SM-21	266247	196565	Thunder Mountain Gold

Annual payments and acreage for the leases for the South Mountain Project are listed in Table 3.  The lease agreements include a 3% net smelter royalty, with the exception of the OGT LLC Lease/Purchase.  This has a 3% Net Returns Royalty, capped at $5M, payable at a rate of 5% Net Profits from the mining.

Table 3.    Annual Expenses for Leases and Claims at the South Mountain Project

Owner	Agreement Date	Amount	Acres	Current Annual Lease Payments
Lowry	Oct. 10, 2008	$20/acre $30/acre staring 7th year	376	$ 7,520 per year $ 11, 280 per year
Acree	June 20, 2008	$20/acre $30/acre staring 7th year	113	$ 2,260 per year $ 3,390 per year
*OGT LLC (THMG through SMMI)	November 6, 2016	$5,000 per year, with a capped $5M Net Returns Royalty, payable at 5% NPI from Mining	1,465	$5,000 per year
Lequernica Brothers	Finalizing	Nothing the first year. $20/acre years 2 - 6; $30/acre staring 7th year	400 +

Millsite Property:  360 Acres +/-

Description:

Township 7 South, Range 5 West Boise Meridian, Owyhee County Idaho

Section 14:  Southwest Quarter of the Northeast Quarter, Southeast Quarter

Section 23:  Northeast Quarter

Purchased from Morgan Ranches in 2013

Schedule B

Royalty Agreements

1. Raven Royalty Agreement

2. South Mountain Mineral Property Gross Rock Royalty Agreement

3. South Mountain Mineral Property NSR Agreement